EXHIBIT 99.1

September 15, 2015

Dear Fellow Shareholder:

As previously announced, the Board of Directors of Bar Harbor Bankshares (the “Company”) declared a quarterly cash dividend of $0.255 per share of common stock payable September 15, 2015 to shareholders of record as of August 14, 2015. This cash dividend represents an increase of 0.50 cents, or 2.0%, compared with the prior quarter.  Further, it represents an increase of 2.5 cents or 10.9% compared with the third quarter of 2014.  This represents our seventeenth consecutive quarter with a dividend increase.

Despite heightening competitive forces and a delicate economic environment, we were able to post record earnings for the first six months of the year.  For your convenience, I have enclosed our earnings press release and selected unaudited financial data for the three and six months ended June 30, 2015.

The following are highlights for the second quarter ended June 30, 2015:

•

Net income amounted to $3.9 million, which represented an increase of $16 thousand or 0.4% compared with the second quarter of 2014.

•

Diluted earnings per share were $0.64 compared with $0.65 from the second quarter of 2014.

•

Total assets at June 30, 2015 continued to build to $1.56 billion, up $100.7 million or 6.9% compared with year-end 2014. We continue to achieve growth across asset categories to balance risk and diversify revenue sources.

•

Total loans ended the quarter at $983.2 million, representing an increase of $64.2 million, or 7.0%, compared with year-end 2014. As communicated in press releases and prior dividend letters, the market has become very competitive for asset growth in light of rather stagnant economic growth.  We believe our Bank’s commercial loan growth over the prior quarter is largely due to an effective business banking team, deep local market knowledge, sustained new business development efforts, and a resilient local economy that has been faring better than the nation as a whole.  Equally as important, we believe this loan growth has been well within our risk appetite as we view that to be a core tenet of our company. Total non-performing loans of $8.8 million at June 30, 2015, represented a decline of $3.4 million since year-end 2014.  As a result, the allowance for loan losses as expressed as a ratio to non-performing loans increased to 102.9%, up from 73.0% at December 31, 2014.

•

Tax-equivalent net interest income was $11.3 million, essentially unchanged from the second quarter of 2014.  With banks in search of asset growth, significant pricing pressure is clearly evident.  The lack of net interest income growth is also impacted by the timing of loan closings.

•

Our return on average equity, return on average assets, and efficiency ratio were 10.31%, 1.01%, and 56.8%, respectively.  These industry benchmarks are the result of our strong earnings and a commitment to carefully evolving the bank while also pursuing growth.  The ability to sustain these important ratios while also investing in our company speaks to our commitment to our model of balancing growth and earnings.

•

Our capital measures for both the Company and our Bank remain well above applicable regulatory standards for “well-capitalized” financial institutions.

In the quarter since my last letter to you, the summer has moved into full swing. Despite the increased activity that comes with the start of a busy season, we remain focused on our key initiatives as previously communicated at the May Annual Shareholders Meeting and in our investor presentation supplied in June of this year.  Specifically, the efforts of our business development mindset are demonstrated in loan and deposit growth, two highly competitive businesses. And we continue to invest in product development, technology, security, and our people.  These are table stakes in today’s banking environment.

In addition to the performance achieved, two additional designations are noteworthy.  We were added to the Russell 2000 and 3000 indices at the close of the market on June 29, 2015.  Drawing from the 4,000 largest publicly traded companies, membership is determined primarily by objective market capitalization rankings. The Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies. We also were again named by Director Magazine, a respected industry resource, to its annual list of highest performing publicly traded banks by asset size.  In the $1-$5B asset size, we were named 52nd in the entire nation, up from 98 last year.  We are currently the highest publicly traded Maine-based bank on the list and in the top 4 in New England.

We have remained unwavering in our commitment to our model while further evolving the company to improve employee and customer experiences.  We continue to be very proud of the performance we are able to report to you, our valued shareholders.

We sincerely appreciate your continued loyalty and support.

Respectfully,

Curtis C. Simard

President & CEO

Enclosures

This letter may contain certain forward-looking statements with respect to the financial condition, results of operations and business of Bar Harbor Bankshares (the “Company”) for which the Company claims the protection of the safe harbor provided by the Private Securities Litigation Reform Act of 1995, as amended.  You can identify these forward-looking statements by the use of words like “strategy,” “anticipates,” “expects,” “plans,” “believes,” will,” “estimates,” “intends,” “projects,” “goals,” “targets,” and other words of similar meaning.  You can also identify them by the fact that they do not relate strictly to historical or current facts.  Forward-looking statements include, but are not limited to, those made in connection with estimates with respect to the future results of operation, financial condition, and the business of the Company and its subsidiaries which are subject to change based on the impact of various factors that could cause actual results to differ materially from those projected or suggested due to certain risks and uncertainties.  These risks and uncertainties include, but are not limited to, cyber attacks or other failures in our technology and privacy protection measures, changes in general economic conditions, interest rates, deposit flows, loan demand, internal controls, legislation or regulation and accounting principles, policies or guidelines, risk that we may be unable to maintain growth across our asset categories, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations. For more information about these risks and uncertainties and other risk factors, please see the Company’s Annual Report on Form 10-K as updated by the Company’s Quarterly Reports on Form 10-Q and other filings on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.  The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

PRESS RELEASE

For more information contact: Gerald Shencavitz EVP and Chief Financial Officer (207) 288-3314	FOR IMMEDIATE RELEASE

Bar Harbor Bankshares Reports Second Quarter Earnings

BAR HARBOR, Maine (July 29, 2015) – Bar Harbor Bankshares (NYSE MKT: BHB) (the “Company”) the parent company of Bar Harbor Bank & Trust (the “Bank”), today announced net income of $3.9 million for the second quarter of 2015, representing an increase of $16 thousand or 0.4%, compared with the second quarter of 2014. The Company also reported diluted earnings per share of $0.64 for the quarter, compared with $0.65 for the second quarter of 2014. The Company’s annualized return on average shareholders’ equity amounted to 10.31% for the quarter, compared with 11.53% in the second quarter of 2014. The Company’s second quarter return on average assets amounted to 1.01%, compared with 1.09% in the second quarter of 2014.

For the six months ended June 30, 2015, the Company reported record net income of $7.8 million, representing an increase of $110 thousand, or 1.4%, compared with the same period in 2014. The Company also reported diluted earnings per share of $1.28, unchanged compared with the same period in 2014. The Company’s annualized return on average shareholders’ equity amounted to 10.44% for the six months ended June 30, 2015, compared with 11.79% for the same period in 2014. The Company’s annualized return on average assets amounted to 1.04%, compared with 1.10% for the six months ended June 30, 2014.

In making the announcement, the Company’s President and Chief Executive Officer, Curtis C. Simard, commented, “The first half of 2015 featured record earnings and strong commercial loan growth, with that portfolio up over $54 million, or 12%, compared with year end 2014.  Our ability to grow earning assets was instrumental in offsetting the pressure on our net interest margin, as interest rates continued to remain near historical lows. With our unwavering commitment to credit quality, this growth was across industries with well known and respected borrowers throughout the State.”

Mr. Simard continued, “The credit stability of our loan portfolio was further evident during the first half of the year, highlighted by a $3.4 million or 28% decline in non-performing loans compared with year end 2014. Reflecting our continued focus on core earnings, we are pleased to deliver a first half efficiency ratio of 56.0% while continuing to invest in our systems, products, processes and people.”

In concluding, Mr. Simard added, “There continues to be aggressive competition for quality loans and core deposits. We are nonetheless staying true to fundamentals and our brand promise. The result has been continued measured growth, pricing and expense discipline, and solid performance for our shareholders including our recently announced seventeenth consecutive quarterly cash dividend increase.”

Balance Sheet Highlights

Assets: Led by growth in the loan and securities portfolios, total assets ended the second quarter at $1.56 billion, representing an increase of $100.7 million, or 6.9%, compared with December 31, 2014.

Loans: Total loans ended the quarter at $983.2 million, representing an increase of $64.2 million, or 7.0%, compared with December 31, 2014. At quarter-end the Bank’s commercial loan portfolio stood at $510.3 million, representing an increase of $54.6 million, or 12.0%, compared with year-end 2014. Consumer loans, which principally consist of residential real estate mortgages, ended the quarter at $456.7 million, up $10.1 million or 2.3% compared with year-end 2014.

Credit Quality: The overall credit quality of the Bank’s loan portfolio remained stable during the first six months of 2015, highlighted by a meaningful decline in non-performing loans from year-end 2014. Total non-performing loans ended the second quarter at $8.8 million, compared with $12.3 million at December 31, 2014, representing a decline of $3.4 million, or 28.1%.  Total non-performing loans expressed as a percentage of total loans ended the quarter at 0.90%, down from 1.34% at year-end 2014. Similarly, the allowance for loan losses expressed as a ratio to non-performing loans ended the quarter at 102.9%, up from 73.0% at December 31, 2014.

Total net loan charge-offs amounted to $765 thousand during the first six months of 2015, or annualized net charge-offs to average loans outstanding of 0.16%, compared with $609 thousand and 0.14%, respectively, for the same period in 2014. For the three and six months ended June 30, 2015, the Bank recorded provisions for loan losses of $400 thousand and $895 thousand, compared with $428 thousand and $885 thousand for the same periods in 2014.  At June 30, 2015, the Bank’s allowance for loan losses stood at $9.1 million, representing an increase of $130 thousand, or 1.4%, compared with year-end 2014.

Securities: Total securities ended the second quarter at $480.1 million, representing an increase of $9.6 million or 2.0%, compared with December 31, 2014. Securities purchased during the first six months of 2015 were comprised of mortgage-backed securities issued and guaranteed by U.S. Government agencies and sponsored-enterprises and, to a lesser extent, municipal securities issued by states and political subdivisions thereof.

Deposits: Historically, the banking business in the Bank’s market area has been seasonal, with lower deposits in the winter through late spring and higher deposits in summer and autumn. The timing and extent of these seasonal swings have varied from year-to-year and have generally impacted the Bank’s transactional deposit accounts.

Total deposits ended the second quarter at $890.1 million, representing an increase of $32.1 million, or 3.7%, compared with December 31, 2014. The Bank’s transaction accounts experienced a combined seasonal decline of $20.9 million, or 4.4%, compared with year end 2014. This decline was more than offset with a $53.0 million increase in time deposits obtained from the national market, which were also utilized to help fund year-to-date earning asset growth.

Capital: At June 30, 2015, the Company and the Bank continued to exceed applicable regulatory requirements for “well-capitalized” financial institutions. Under the capital adequacy guidelines administered by the Bank’s principal regulators, “well-capitalized” institutions are those with Common Equity Tier I, Tier I leverage, Tier I Risk-based, and Total Risk-based ratios of at least 6.5%, 5%, 8% and 10%, respectively. At June 30, 2015, the Company’s Common Equity Tier I, Tier I Leverage, Tier I Risk-based, and Total Risk-based capital ratios were 14.84%, 9.17%, 14.84% and 16.34%, respectively.

Shareholder Dividends: The Company paid a regular cash dividend of 25.0 cents per share of common stock in the second quarter of 2015, representing an increase of 2.7 cents, or 12.0%, compared with the second quarter of 2014.

The Company's Board of Directors recently declared a regular cash dividend of 25.5 cents per share of common stock for the third quarter of 2015, representing an increase of 2.5 cents, or 10.9%, compared with the third quarter of 2014. Based on the June 30, 2015 price of the Company’s common stock of $35.43 per share, the dividend yield amounted to 2.88%.

Results of Operations

Net Interest Income: For the three months ended June 30, 2015, net interest income on a tax-equivalent basis totaled $11.3 million, essentially unchanged compared with the second quarter of 2014. While average earning assets increased $88.5 million, the impact of this growth on net interest income was entirely offset by a twenty basis point decline in the net interest margin compared with the second quarter of 2014. The decline in the net interest margin was attributed to a twenty-two basis point decline in the weighted average earning asset yield, while the weighted average cost of interest bearing liabilities declined only two basis points.

For the six months ended June 30, 2015, net interest income on a tax-equivalent basis totaled $22.8 million, representing an increase of $411 thousand, or 1.8%, compared with the same period in 2014. The increase was principally attributed to average earning asset growth of $85.4 million, or 6.3%, as the net interest margin declined fourteen basis points to 3.19% compared with the first half of 2014. The decline in the net interest margin was attributed to a sixteen basis point decline in the weighted average earning asset yield, partially offset by a three basis point decline in the weighted average cost of interest bearing liabilities. Earning asset yields continued to be impacted by still-historically low interest rates as well as competitive pricing pressures for quality loans.

Non-interest Income: For the three and six months ended June 30, 2015, total non-interest income amounted to $2.5 million and $4.8 million, representing increases of $210 thousand and $436 thousand, or 9.2% and 9.9%, respectively, compared with the same periods in 2014. The increases in non-interest income were principally attributed to realized securities gains, which for the three and six months ended June 30, 2015 increased $237 thousand and $459 thousand, respectively, compared with the same periods in 2014. Other operating income increased $85 thousand and $122 thousand compared with the three and six months ended June 30, 2014, reflecting the Bank’s purchase of Bank Owned Life Insurance in the first quarter of this year. The foregoing increases were partially offset by revenue declines in trust and other financial services, which for the three and six months ended June 30, 2015 were down $117 thousand and $144 thousand, respectively, compared with the same periods in 2014. These declines largely reflected lower levels of retail brokerage activity compared with the same periods in 2014.

Non-interest Expense: For the three months ended June 30, 2015, total non-interest expense amounted to $7.6 million, representing an increase of $240 thousand, or 3.3%, compared with the second quarter of 2014. The increase in non-interest expense was attributed to a wide variety of expense categories including professional services, marketing, equipment, occupancy, FDIC insurance assessments and shareholder related expenses.

For the six months ended June 30, 2015, total non-interest expense amounted to $14.9 million, representing an increase of $727 thousand, or 5.1%. The increase in non-interest was largely attributed to increases in salaries and employee benefits, which were up $422 thousand, or 5.1%, compared with the same period in 2014. The increase in salaries and employee benefits was attributed to a variety of factors including normal increases in base salaries, higher levels of employee incentive compensation, higher levels of employee health insurance, as well as increases in staffing levels and strategic changes in staffing mix.

About Bar Harbor Bankshares

Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust.  Bar Harbor Bank & Trust, founded in 1887, provides full service community banking with fifteen branch office locations serving downeast, midcoast and central Maine.

Safe Harbor Statement: This earnings release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Bar Harbor Bankshares (the “Company”) for which the Company claims the protection of the safe harbor provided by the Private Securities Litigation Reform Act of 1995, as amended. You can identify these forward-looking statements by the use of words like “strategy,” “anticipates” “expects,” “plans,” “believes,” “will,” “estimates,” “intends,” “projects,” “goals,” “targets,” and other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. Forward-looking statements include, but are not limited to, those made in connection with estimates with respect to the future results of operation, financial condition, and the business of the Company which are subject to change based on the impact of various factors that could cause actual results to differ materially from those projected or suggested due to certain risks and uncertainties.  These risks and uncertainties include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, internal controls, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations.  For more information about these risks and uncertainties and other factors, please see the Company’s Annual Report on Form 10-K, as updated by the Company’s Quarterly Reports on Form 10-Q and other filings on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

All share and per share amounts have been adjusted to reflect the effect of the 3-for-2 stock split (dividend) during May 2014

Use of non-GAAP Financial Measures

Certain information in this press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Management uses these “non-GAAP” measures in its analysis of the Company’s performance and believes these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant gains and charges in the current period. The Company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. Management believes that investors may use these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the Company’s underlying performance. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

(1)

In certain places in this press release net interest income and the net interest margin is calculated and discussed on a fully tax-equivalent basis. Specifically included in interest income was tax-exempt interest income from certain investment securities and loans. An amount equal to the tax benefit derived from this tax-exempt income has been added back to the interest income total, which increased net interest income accordingly. Management believes the disclosure of tax-equivalent net interest income information improves the clarity of financial analysis, and is particularly useful to investors in understanding and evaluating the changes and trends in the Company’s results of operations. Other financial institutions commonly present net interest income on a tax-equivalent basis. This adjustment is considered helpful in the comparison of one financial institution’s net interest income to that of another institution, as each will have a different proportion of tax-exempt interest from its earning assets. Moreover, net interest income is a component of a second financial measure commonly used by financial institutions, net interest margin, which is the ratio of net interest income to average earning assets. For purposes of this measure as well, other financial institutions generally use tax-equivalent net interest income to provide a better basis of comparison from institution to institution. The Company follows these practices.

(2)

The Company presents its efficiency ratio using non-GAAP information. The GAAP efficiency ratio is computed by dividing non-interest expense by the sum of tax-equivalent net interest income and non-interest income. The non-GAAP efficiency ratio presented in this press release is computed by dividing non-interest expense by the sum of tax-equivalent net interest income and non-interest income other than net securities gains and OTTI, and other significant non-recurring expenses.

(3)

The Company presents certain information based upon tangible common equity instead of total shareholders’ equity in accordance with GAAP. The difference between these two measures is the Company’s intangible assets, specifically goodwill and core deposit intangibles from prior acquisitions. Management, banking regulators and many stock analysts use the tangible common equity ratio, the tangible equity to total assets ratio and the tangible book value per common share in conjunction with more traditional bank capital ratios to, among other things, compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase accounting method in accounting for mergers and acquisitions. The tangible common equity ratio is computed by dividing the total common shareholders' equity, less goodwill and other intangible assets, by total assets, less goodwill and other intangible assets. The tangible equity to total assets ratio is computed by dividing total shareholders' equity, less goodwill and other intangible assets, by total assets at period end. The tangible book value ratio is computed by dividing total shareholders’ equity, less goodwill and other intangible assets, by period end total outstanding shares of common stock.

Bar Harbor Bankshares

Selected Financial Information

(dollars in thousands except per share data)

(unaudited)

	Period End		2nd Quarter Average
Balance Sheet Data	6/30/2015	12/31/2014	2015	2014

Total assets	$1,560,009	$1,459,320	$1,533,041	$1,420,133
Total securities	480,138	470,525	481,947	478,804
Total loans	983,244	919,024	953,800	872,400
Allowance for loan losses	9,099	8,969	9,416	8,831
Total deposits	890,116	858,049	876,487	866,128
Total borrowings	514,164	447,020	499,293	413,339
Shareholders' equity	148,656	146,287	150,654	134,197

	Three Months Ended		Six Months Ended
Results Of Operations	6/30/2015	6/30/2014	6/30/2015	6/30/2014

Interest and dividend income	$ 13,472	$ 13,351	$ 27,005	$ 26,392
Interest expense	2,586	2,487	5,121	4,969
Net interest income	10,886	10,864	21,884	21,423
Provision for loan losses	400	428	895	885
Net interest income after
provision for loan losses	10,486	10,436	20,989	20,538

Non-interest income	2,503	2,293	4,845	4,409
Non-interest expense	7,601	7,361	14,934	14,207
Income before income taxes	5,388	5,368	10,900	10,740
Income taxes	1,515	1,511	3,146	3,096

Net income	$ 3,873	$ 3,857	$ 7,754	$ 7,644

	At or for the Three Months Ended		At or for the Six Months Ended
Share and Per Common Share Data	June 30,		June 30,
	2015	2014	2015	2014

Period-end shares outstanding	5,984,956	5,928,043	5,984,956	5,928,043
Basic average shares outstanding	5,973,758	5,921,025	5,963,704	5,916,387
Diluted average shares outstanding	6,064,413	5,960,842	6,050,122	5,956,501

Basic earnings per share	$ 0.65	$ 0.65	$ 1.30	$ 1.29
Diluted earnings per share	$ 0.64	$ 0.65	$ 1.28	$ 1.28

Cash dividends	$ 0.2500	$ 0.2230	$ 0.4950	$ 0.4400
Book value	$ 24.84	$ 23.28	$ 24.84	$ 23.28
Tangible book value	$ 23.93	$ 22.35	$ 23.93	$ 22.35

Selected Financial Ratios

Return on Average Assets	1.01%	1.09%	1.04%	1.10%
Return on Average Equity	10.31%	11.53%	10.44%	11.79%
Tax-equivalent Net Interest Margin	3.12%	3.32%	3.19%	3.33%
Efficiency Ratio (1)	56.8%	55.1%	56.0%	54.2%

	At or for the Six Months Ended		At or for the Year Ended
	June 30,		December 31,
	2015	2014	2014
Asset Quality

Net charge-offs (recoveries) to average loans	0.16%	0.14%	0.15%
Allowance for loan losses to total loans	0.93%	0.97%	0.98%
Allowance for loan losses to non-performing loans	102.9%	111.5%	73.0%
Non-performing loans to total loans	0.90%	0.87%	1.34%
Non-performing assets to total assets	0.59%	0.66%	0.88%

Capital Ratios

Common equity tier 1 capital	14.84%	n/a	n/a
Tier 1 leverage capital	9.17%	9.14%	9.30%
Tier 1 risk-based capital	14.84%	15.20%	15.60%
Total risk-based capital	16.34%	16.83%	17.24%
Tangible equity to total assets	9.18%	9.12%	9.65%
Tangible common equity (2)	9.21%	9.15%	9.68%

All share and per share amounts have been adjusted to reflect the effect of the 3-for-2 stock split (dividend) during May 2014

(1) Computed by dividing non-interest expense by the sum of tax equivalent net interest income and non-interest income other than net securities gains and OTTI.

(2) Computed by dividing the total common shareholders' equity, less goodwill and other intangible assets, by total assets, less goodwill and other intangible assets.